CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior	(212) 836-9606
Chairman & CEO		Devin Sullivan	(212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS FIRST QUARTER RESULTS

New York, NY – May 10, 2005 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the first quarter ended March 31, 2005. For the quarter ended March 31, 2005, the net loss was $4,968,000, or $.18 per share, based on 27,087,934 weighted average shares, compared to a net loss attributable to common shareholders of $3,241,000, or $.13 per share, based on 25,880,979 weighted average shares, for the quarter ended March 31, 2004. During the quarter ended March 31, 2005, the Company continued to substantially increase funding of its fuel cell technologies as it refines its Power Pack products and prepares for commercial production.

“While the cash used in operating activities for the first quarter was $4,353,000, we also had capital expenditures of $773,000, primarily related to our program for developing production lines in our facility in Israel to produce the electrode, fuel and other components as well as the fully assembled Power Pack products,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “Our target for the end of this year is to start producing our Power Packs in those facilities at the rate of ten thousand units per month, building up to as much as 40,000 units a month. This will allow us to introduce our Power Packs in the marketplace by selling to the mobile operators we have been meeting for their selected customers and through our distributors and General Dynamics to certain of their customers. In parallel to the semi-automated production lines in our own facilities, we plan to build a high volume capacity, fully automated line outside of Israel capable of producing up to 1.5 million units a month. This line would be robotic, using very few employees, and bring the cost per unit to the range we have anticipated. That fully automated line can be put in place in about 12 months from the time we sign a contract to build it. As we have noted before, the automated line would have to be financed through equity investment and/or bank debt and our timetable for ordering it is expected to be in August to September 2005, after we have worked with the mobile operators and our distributors to develop a firm view of the order flow. While that automated line is being constructed, we will be able to seed the market with the Power Pack products made in our own facility. In designing the production line in our facility we plan to use the services of the same contract manufacturer as for the automated line. We expect to name that contract manufacturer this month.

During the past few weeks, we have had the opportunity to demonstrate the most recent iteration of the Power Pack at The Small Fuel Cell Conference in Washington, DC, where General Dynamics had a booth showing both our military and consumer fuel cell products, and at the Merriman Energy Conference in New York City. This is the same version that we demonstrated to the mobile operators in the US and Europe last month. It is a fully functional product, charging a broad array of portable electronic devices for hours in

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every orientation without discernible heat. As I noted in my last Letter to Shareholders, this Power Pack is already smaller and lighter than the version we demonstrated at our March 16th conference. The next iteration, which we plan to demonstrate at the end of July, will be about 20 percent smaller and considerably lighter. We plan to distribute a number of these smaller units to selected mobile operators and to our distributors for them to provide to their important customers. This will give them the opportunity to use these Power Packs and appreciate the utility and attractiveness of our product. I have personally already seen and held the fuel cell to be incorporated in the July version of the Power Pack and was most impressed by the small size and weight. The progress made in that fuel cell allows us to reduce the specification for the physical dimensions of the final product size and the weight of the Power Pack to no more than 200 grams. The Power Pack will produce up to 1.3 watts and five volts and deliver 20 hours of use time for the portable device. To our knowledge, there is no other fuel cell or battery that can match those characteristics and achieve that performance!”

Mr. Lifton continued, “Another area where we are seeing promising new developments is the application of the CellScan System. A paper recently published in the Journal of Clinical & Developmental Immunology, produced by a team at Tel Hashomer Hospital in Israel headed by Dr. Yehuda Shoenfeld, found that the CellScan was far more effective than any other methodology in detecting patient drug allergies. Also, successful testing is continuing at hospitals in Israel and Romania demonstrating the CellScan’s ability to test proposed chemotherapeutic agents on a patient’s cancer cells to determine whether the cancer is responsive to the chemotherapy. An abstract in the proceeds of the American Society of Clinical Oncology reflecting work done at the Sackler Medical School of Tel Aviv University and the Chiricuta Oncological Institue in Cluj, Romania presented a demonstration of the potential of the CellScan as an in vitro measure of tumor cell response to chemotherapy, especially in ovarian cancer. We plan to submit the data accumulated to date to the FDA to determine what further testing they will require. At the same time, we have been testing different materials for the CellScan grids to find the best material for keeping the cells alive and in a responsive state for a long period. We have been advised by highly respected cancer researchers that success in such efforts could add significant value to the CellScan as a research instrument, particularly in the development of new drugs.

Finally, let me note that Medis Technologies has been invited to ring the opening bell at the Nasdaq on June 1st, in celebration of our fifth anniversary on the Nasdaq. We look forward with pleasurable anticipation to this occasion.”

Management will also conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 888-743-9491 (Domestic) or 706-679-0886 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call. A recorded replay of the call will be available until 5:00 p.m. Eastern Time on Monday, May 16, 2005. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code 5585148 for the replay.

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve

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risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.

This press release is available on Medis’ web site at www.medistechnologies.com.

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(Table to follow)

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MEDIS TECHNOLOGIES LTD. SUMMARY OF RESULTS March 31, 2005 (In thousands, except per share amounts) (See notes below)

Statements of	Three Months	Three Months
Operations Data	Ended	Ended
	March 31,	March 31,
	2004	2005
	(Unaudited)	(Unaudited)

R&D costs, net	$1,918	$3,740
SG&A expenses	1,330	1,249
Amortization of intangible assets	52	52
Operating loss	(3,300)	(5,041)
Other income, net	59	73
Net loss	$(3,241)	$(4,968)

Net loss per share - basic and diluted	$(.13)	$(.18)

Weighted-average common shares used in computing basic and diluted net loss per share	25,881	27,088

	December 31,	March 31,
Selected Balance Sheet Data	2004	2005
		(Unaudited)

Cash and cash equivalents	$15,758	$12,734
Working capital	12,534	9,257
Property and equipment, net	3,493	4,005
Goodwill and intangible assets, net	58,877	58,8 25
Total assets	79,773	77,362
Long-term liabilities	2,199	2,232
Stockholders’ equity	73,863	71,058

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NOTES

In January 2005, the Company issued 50,000 shares of its common stock in a private placement to an accredited investor for proceeds of approximately $700,000.

From January 1 through March 31, 2005, the Company issued 45,000 shares of its common stock pursuant to the exercise of stock options granted under its 1999 Stock Option Plan, as amended, for aggregate proceeds of approximately $358,000.

From January 1 through March 31, 2005, the Company issued 108,805 shares of its common stock pursuant to the exercise of warrants (including 65,000 shares exercised by a corporation beneficially owned by the Company’s Chief Executive Officer and its President), for aggregate proceeds of approximately $1,044,000.

On April 15, 2005, subsequent to the balance sheet date, the Company issued 83,543 shares of its common stock in a private placement to an accredited investor for proceeds of approximately $1,000,000.

Financial information included in the Summary of Results has been derived from the Company’s unaudited condensed interim consolidated financial statements (“interim statements”) as of March 31, 2005. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2004 and the year then ended, together with the accompanying notes.

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